Exhibit 10.4

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

THE HILLMAN GROUP, INC.,

THOMAS ROWE

and

MARY JENNIFER ROWE

December 29, 2010

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES		1
1.01	Purchase and Sale of Shares	1
1.02	Calculation of Estimated Purchase Price and Final Purchase Price	1

ARTICLE II THE CLOSING; PURCHASE PRICE ADJUSTMENT		2
2.01	The Closing	2
2.02	Deliveries	2
2.03	The Closing Transactions	3
2.04	Purchase Price Adjustments	4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		6
3.01	Authorization; No Breach	6
3.02	Governmental Consents, etc	6
3.03	Title to Shares	6
3.04	Litigation	6
3.05	Brokerage	7
3.06	No Other Representations and Warranties	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY		7
4.01	Organization and Corporate Power	7
4.02	No Subsidiaries	7
4.03	Authorization; No Breach	8
4.04	Capital Stock	8
4.05	Financial Statements; Indebtedness; Internal Controls	9
4.06	Absence of Certain Developments	9
4.07	Title to Properties	11
4.08	Tax Matters	12
4.09	Contracts and Commitments	14
4.10	Customers and Suppliers	16
4.11	Intellectual Property	16
4.12	Litigation	17
4.13	Product Warranties	17
4.14	Governmental Consents, etc	17
4.15	Employee Benefit Plans	17
4.16	Compliance with Laws	19
4.17	Environmental Matters	19
4.18	Affiliated Transactions	20
4.19	Insurance	20
4.20	Brokerage	20
4.21	Employees	20
4.22	No Other Representations and Warranties	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		21

i

5.01	Organization and Corporate Power	21
5.02	Authorization	22
5.03	No Violation	22
5.04	Governmental Consents, etc	22
5.05	Litigation	22
5.06	Brokerage	22
5.07	Investment Representation	22
5.08	Financial Capacity	23
5.09	No Other Representations and Warranties	23

ARTICLE VI COVENANTS OF THE PARTIES		23
6.01	Access to Books and Records	23
6.02	Non-Compete	23
6.03	Non-Solicitation	24
6.04	Confidentiality	24

ARTICLE VII INDEMNIFICATION		25
7.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions	25
7.02	Indemnification for the Benefit of the Purchaser	25
7.03	Indemnification by the Purchaser for the Benefit of the Sellers	26
7.04	Defense of Third-Party Claims	27
7.05	Determination of Loss Amount	28

ARTICLE VIII TAX MATTERS		28
8.01	Tax Returns	28
8.02	Tax Indemnification	29
8.03	Tax Indemnification Procedures	30
8.04	Tax Contests; Cooperation	30
8.05	Straddle Periods	31
8.06	Coordination; Survival	32
8.07	Section 338(h)(10) Election	32

ARTICLE IX DEFINITIONS		33
9.01	Definitions	33
9.02	Other Definitional Provisions	39
9.03	Cross-Reference of Other Definitions	39

ARTICLE X MISCELLANEOUS		41
10.01	Press Releases and Communications	41
10.02	Expenses	41
10.03	Notices	41
10.04	Assignment	43
10.05	Further Assurances	43
10.06	Severability	43
10.07	Construction	43
10.08	Amendment and Waiver	44

10.09	Complete Agreement	44
10.10	Third-Party Beneficiaries	44
10.11	Counterparts; Electronic Delivery	44
10.12	Governing Law	44
10.13	Jurisdiction; Service of Process	45
10.14	Waiver of Jury Trial	45

List of Exhibits

Exhibit A — Consulting Agreement

Exhibit B — Headquarters Lease

Exhibit C — Packaging Facility Lease

Exhibit D — Escrow Agreement

Exhibit E — Balance Sheet and Working Capital Schedule Rules

List of Schedules

Affiliated Transactions Schedule

Authorization Schedule

Capital Stock Schedule

Contracts Schedule

Customers Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Environmental Matters Schedule

Financial Statements Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Lease Schedule

Litigation Schedule

Organization and Corporate Power Schedule

Permitted Liens Schedule

Taxes Schedule

Vendors Schedule

Warranty Schedule

Working Capital Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 29, 2010, is made by and among The Hillman Group, Inc., a Delaware corporation (the “Purchaser”), Thomas Rowe and Mary Jennifer Rowe (together with Thomas Rowe, the “Sellers”). Capitalized terms used have the meanings set forth in ARTICLE IX (Definitions).

WHEREAS, the Sellers own 100% of the issued and outstanding shares of common stock, no par value per share (the “Shares”), of Serv-A-Lite Products, Inc., an Illinois corporation (the “Company”);

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares owned by the Sellers on the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Sellers have entered into a consulting agreement, a copy of which is attached hereto as Exhibit A (the “Consulting Agreement”), with respect to the Sellers provision of services to the Company after the date hereof on the terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution of this Agreement, the Company, on the one hand, and the Sellers (the “Headquarters Landlord”), have entered into a lease agreement, a copy of which is attached hereto as Exhibit B (the “Headquarters Lease”), with respect to the Company’s headquarters located at 3451 Morton Drive, East Moline, Illinois on the terms and subject to the conditions set forth therein; and

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Sellers (the “Packaging Facility Landlord”) have entered into a lease agreement, a copy of which is attached hereto as Exhibit C (the “Packaging Facility Lease”), with respect to the packaging facility located at 4307 49th Avenue, Moline, Illinois on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and convey to the Purchaser, free and clear of any Liens, and the Purchaser shall purchase and acquire from the Sellers, all of the Shares owned by the Sellers in exchange for a cash payment at the Closing equal to the Estimated Purchase Price, which shall be subject to adjustment following the Closing pursuant to Section 2.04.

1.02 Calculation of Estimated Purchase Price and Final Purchase Price.

(a) For purposes of this Agreement, the term “Estimated Purchase Price” means (i) $21,355,000.00 (the “Transaction Price”), minus (ii) the amount of the Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, minus (v) the amount of the Estimated Transaction Expenses.

(b) For purposes of this Agreement, the term “Final Purchase Price” means (i) the Transaction Price, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 2.04 (Purchase Price Adjustments), plus (iii) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital as finally determined pursuant to Section 2.04 (Purchase Price Adjustments), minus (iv) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital as finally determined pursuant to Section 2.04 (Purchase Price Adjustments), minus (v) the amount of Transaction Expenses as finally determined pursuant to Section 2.04 (Purchase Price Adjustments).

ARTICLE II

THE CLOSING; PURCHASE PRICE ADJUSTMENT

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Califf & Harper, P.C., 506 15th Street, Suite 600, Moline, Illinois 61265, at 10:00 a.m. local time on the date hereof, or at such other time or place as the Purchaser and the Sellers mutually agree. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 Deliveries. At the Closing:

(a) the Purchaser, the Sellers and the Escrow Agent shall execute and deliver the Escrow Agreement;

(b) the Company and the Headquarters Landlord shall execute and deliver the Headquarters Lease;

(c) the Company and the Packaging Facility Landlord shall execute and deliver the Packaging Facility Lease; and

(d) the Sellers shall deliver to the Purchaser each of the following:

(i) all minute books, ownership records, stock books, ledgers and registers, and corporate seals, as applicable, relating to the organization, ownership and maintenance of the Company that are not otherwise located at the facilities of the Company;

(ii) certified copies of the Articles of Incorporation and bylaws of the Company;

(iii) a certificate or certificates, in compliance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;

(iv) stock certificates representing all of the issued and outstanding Shares, in each case duly endorsed for transfer or accompanied by duly executed stock powers; and

(v) copies of written resignation letters from each of the members of the board of directors and each officer of the Company specified by the Purchaser at least three (3) Business Days prior to the Closing Date, effective as of the Closing.

2.03 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Purchaser shall deposit $250,000.00 (the “Purchase Price Adjustment Escrow Amount”) into an escrow account (including any interest or earnings thereon, the “Purchase Price Adjustment Escrow Account”) designated and established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”)

(b) by and among the Purchaser, the Sellers and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), a copy of which is attached hereto as Exhibit D;

(c) the Purchaser shall deposit $1,250,000.00 (the “Indemnity Escrow Amount,” and together with the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”) into an escrow account (including any interest or earnings thereon, the “Indemnity Escrow Account”) designated and established pursuant to the terms and conditions of the Escrow Agreement;

(d) in accordance with Section 1.01 (Purchase and Sale of Shares), the Purchaser shall deliver to the Sellers the Estimated Purchase Price minus the Escrow Amount (as determined in accordance with Section 1.02(a)), by wire transfer of immediately available funds to a bank account designated in writing by the Sellers at least two Business Days before the Closing Date;

(e) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, the Indebtedness listed on the Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; provided, that the Sellers shall have delivered, or the Sellers shall have caused the Company to deliver, to the Purchaser prior to the Closing Date appropriate payoff letters from the holders of Indebtedness listed on the Indebtedness Schedule and shall have made arrangements reasonably satisfactory to the Purchaser for such holders of Indebtedness listed on the Indebtedness Schedule to deliver all related Lien releases to the Purchaser at the Closing; and

(f) simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Sellers or the Company (as applicable), the Estimated Transaction Expenses by wire transfer of immediately available funds as directed by the Sellers.

2.04 Purchase Price Adjustments.

(a) At least five (5) days prior to the Closing Date, the Sellers shall have caused the Chief Financial Officer of the Company to prepare and deliver to the Purchaser his good faith calculation of the estimate of the Estimated Purchase Price, including (i) Indebtedness as of the close of business on the Closing Date (the “Estimated Indebtedness”), (ii) Net Working Capital (the “Estimated Net Working Capital”), and (iii) Transaction Expenses as of the close of business on the Closing Date (the “Estimated Transaction Expenses”), each being prepared in accordance with the Balance Sheet and Working Capital Schedule Rules and being in form and substance reasonably satisfactory to Purchaser.

(b) As promptly as practicable, but in no event later than one hundred and twenty (120) days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Sellers a certificate setting forth the Purchaser’s calculation of the Final Purchase Price including Indebtedness as of the close of business on the Closing Date, Net Working Capital and Transaction Expenses as of the close of business on the Closing Date (the “Preliminary Statement”). The Preliminary Statement shall be prepared in accordance with the Balance Sheet and Working Capital Rules.

(c) During the 30-calendar day period following receipt of the Preliminary Statement, the Purchaser shall permit, and shall cause the Company to permit, the Sellers and their representatives (subject to the execution of a customary confidentiality and indemnification agreement) to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Preliminary Statement and provide the Sellers with copies thereof (as reasonably requested by the Sellers). The Preliminary Statement shall become final and binding upon the parties hereto on the thirtieth (30th) calendar day following the date on which the Preliminary Statement is delivered to the Sellers, unless the Sellers, within thirty (30) days after the Sellers’ receipt of the Preliminary Statement, notifies the Purchaser in writing of its objections thereto (an “Objection Notice”). Any Objection Notice shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on calculations of Indebtedness and Net Working Capital not being calculated in accordance with the Balance Sheet and Working Capital Schedule Rules and whether the expenses included as Transaction Expenses constitute Transactions Expenses. If an Objection Notice is received by the Company in a timely manner, then the Preliminary Statement (as revised in accordance with this sentence) shall become final and binding upon the parties hereto on the earlier of (i) the date on which the Company and the Sellers resolve in writing any differences they have with respect to the matters specified in the Objection Notice and (ii) the date on which any disputed matters are finally resolved in writing by the Valuation Firm (as defined below) pursuant to subsection (d) below. If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Sellers shall negotiate in good faith to resolve any such objections. In the event that the Purchaser and the Sellers are unable to resolve all such objections within fifteen (15) days after the Purchaser’s receipt of such Objection Notice, the Purchaser and the Sellers shall submit such remaining disagreements to the Chicago, Illinois offices of PricewaterhouseCoopers LLP (the “Valuation Firm”).

(d) The Purchaser and the Sellers shall use their respective reasonable efforts to retain the Valuation Firm no later than five (5) Business Days following the expiration of such

15-day period and shall cause the Valuation Firm to resolve all remaining disagreements with respect to the Preliminary Statement as soon as practicable, but in any event shall direct the Valuation Firm to render a determination within sixty (60) days after its retention. The Valuation Firm shall consider only those items and amounts which are identified in the Objection Notice as being items and amounts to which the Purchaser and the Sellers have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination shall be based solely on written materials submitted by the Purchaser and the Sellers (i.e., not on independent review) and on the applicable provisions and definitions included in this Agreement. The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(e) The costs and expenses of the Valuation Firm shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party such that the prevailing party pays the lesser proportion of such costs and expenses. For example, if the Purchaser claims the appropriate adjustments are $1,000 less than the amount determined by the Sellers, and the Sellers contest only $500 of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300 ÷ 500) to the Sellers and 40% (i.e., 200 ÷ 500) to the Purchaser.

(f) If, after taking into account the adjustments contemplated by Sections 2.04(b)-(e) (Purchase Price Adjustments) above, the Final Purchase Price is greater than the Estimated Purchase Price (such excess, the “Company Adjustment Amount”), then (i) the Purchaser and the Sellers shall promptly (but in any event within five (5) Business Days) cause the Escrow Agent to deliver to the Sellers by wire transfer of immediately available funds the Purchase Price Adjustment Escrow Account and (ii) the Purchaser shall promptly (but in any event within five (5) Business Days) deliver to the Sellers by wire transfer of immediately available funds an amount equal to the Company Adjustment Amount.

(g) If, after taking into account the adjustments contemplated by Sections 2.04(b)-(e) (Purchase Price Adjustments) above, the Final Purchase Price is less than the Estimated Purchase Price (such shortfall, the “Purchaser Adjustment Amount”), then the Purchaser and the Sellers shall promptly (but in any event within five (5) Business Days) cause the Escrow Agent (i) to deliver to the Purchaser to the extent of the Purchase Price Adjustment Escrow Account the Purchaser Adjustment Amount; provided that if the Purchase Price Adjustment Escrow Amount is insufficient to pay the Purchaser Adjustment Amount in full, the Sellers shall be personally liable for such shortfall, and (ii) to deliver to the Sellers the amount, if any, remaining in the Purchase Price Adjustment Escrow Account following the payment set forth in the immediately preceding clause (i).

(h) All payments (the “Purchase Price Adjustments”) made pursuant to this Section 2.04 shall be treated by all parties for Tax purposes as adjustments to the transaction price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser as of the date hereof that:

3.01 Authorization; No Breach. The Sellers have the legal capacity to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which he or she is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Sellers under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Sellers are bound, or any Laws, statute, rule or regulation or order, judgment or decree to which the Sellers are subject, except as would not reasonably be expected to, individually or in the aggregate, be material to the Sellers. This Agreement and the other Transaction Documents to which the Sellers are a party have been duly executed and delivered by the Sellers and assuming due authorization, execution and delivery by the other parties of this Agreement and such other Transaction Documents, this Agreement and such other Transaction Documents constitute a legally valid and binding obligation of the Sellers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.02 Governmental Consents, etc. The execution and delivery by the Sellers of this Agreement do not, and the performance of his or her obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, under federal or state securities or “blue sky” Laws.

3.03 Title to Shares. The Sellers own 100% of the issued and outstanding Shares and has good and valid title to such Shares free and clear of all Liens. Upon delivery to the Purchaser at the Closing of stock certificates representing such Shares, good and valid title to such Shares will pass to the Purchaser, free and clear of any Liens. Such Shares are not subject to any contract, agreement, arrangement, note, bond, mortgage, leases, sublease or other agreement restricting or otherwise relating to the voting, distribution rights or disposition of such Shares.

3.04 Litigation. There are no Actions, suits or proceedings pending or, to the Sellers’ knowledge, overtly threatened against or affecting the Sellers at law or in equity, or before or by any Governmental Entity, which would reasonably be expected, individually or in the aggregate, to materially impair the Sellers’ performance under this Agreement or the consummation of the transactions contemplated hereby. The Sellers are not subject to any outstanding judgment, order or decree of any Governmental Entity.

3.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers.

3.06 No Other Representations and Warranties. Except as expressly set forth in this ARTICLE III, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Sellers or any of his or her Affiliates (other than the Company) or any of their respective assets, liabilities or operations, on which the Purchaser may rely, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

The Sellers, jointly and severally, represent and warrant to the Purchaser that the statements in this ARTICLE IV are correct and complete as of the date hereof, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this ARTICLE IV; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed with respect to any other section of the Disclosure Schedules to which the relevance of such fact or item would be readily apparent on its face to a third party without further investigation, or knowledge, of other facts, circumstances, events, changes or conditions, or the need to examine any underlying documentation. Except as set forth in this ARTICLE IV, the inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgment by the Company or the Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Company. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois, and the Company has all requisite corporate power and authority and all governmental approvals, authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and Permits has not been, and would not reasonably be expected to, individually or in the aggregate, be material to the Company. Except as set forth in the Organization and Corporate Power Schedule, the Company is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not had and would not have, individually or in the aggregate, a Material Adverse Effect.

4.02 No Subsidiaries. The Company has no Subsidiaries or any direct or indirect equity ownership in any Person and does not have any right or obligation to acquire, directly or indirectly, any outstanding equity interest in any Person.

4.03 Authorization; No Breach. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents. Except as set forth on the Authorization Schedule, the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the Company’s certificates or articles of incorporation or bylaws, as applicable, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound, or any Laws, statute, rule or regulation or order, judgment or decree to which the Company is subject, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the other parties of the Transaction Documents, and such Transaction Documents constitute a legally valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Capital Stock.

(a) The authorized number of Shares is ten thousand and there are no other authorized shares of capital stock or other equity interests of the Company. As of the date hereof, three thousand Shares are issued and outstanding and are owned of record by the Sellers. All of the outstanding shares of capital stock or other equity interests of the Company (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free and clear of any Lien and (iii) were issued in compliance with applicable state and federal securities Laws or exemptions therefrom and not in violation of any preemptive or similar rights. Except as set forth on the Capital Stock Schedule, (i) no shares of capital stock or other equity interests of the Company are reserved for issuance or are held as treasury shares; (ii) the Company does not have any outstanding options, warrants, rights, calls, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Company that would obligate the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) redeem or otherwise acquire any such shares or capital stock or other equity interests or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person; (iii) there are no outstanding agreements of the Company, the Sellers, or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company; (iv) there are no outstanding or authorized equity equivalents, stock appreciation, phantom stock, stock plans or similar rights with respect to the Company; (v) there are no voting trusts, proxies, registration rights agreements or any other agreements or understanding relating to the voting, disposition or dividends with respect to the equity securities or equity interests of the Company, or agreements among the Sellers and any other Person relating to the management of the Company or any equity interest of the Company; (vi) the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have a right to vote (or convertible into or exercisable for securities having the right to vote); and (vii) there are no declared or accrued unpaid dividends with respect to any capital stock of the Company.

4.05 Financial Statements; Indebtedness; Internal Controls.

(a) The Financial Statements Schedule consists of true, correct and complete copies of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2010 (the “Latest Balance Sheet”) and the related statement of income for the nine-month period then ended and (ii) the Company’s reviewed consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009 (the financial statements referred to in clause (ii) are referred to herein, as the “Reviewed Financial Statements” and, together with the financial statements referred to in clause (i), the “Financial Statements”). Except as set forth on Financial Statements Schedule, the Financial Statements have been prepared in accordance with the books and records of the Company and GAAP applied on a consistent basis throughout the periods included and present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the times and for the periods referred to therein.

(b) Except as set forth in the Indebtedness Schedule, the Company does not have any outstanding Indebtedness or any liability or obligation of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and which, individually or in the aggregate, are not material to the Company (none of which is a liability for breach of contract, breach of warranty, tort or infringement by the Company) and (iii) liabilities disclosed on any Schedule to this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement by the Company). Except as set forth in the Financial Statements, the Company does not maintain any “off-balance-sheet arrangements” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any effect, event, fact, circumstance, condition, development or change that, individually or in the aggregate, has had a Material Adverse Effect. Except as set forth on the Developments Schedule, since the date of the Latest Balance Sheet, (i) the business of the Company has been conducted only in the ordinary and usual course and in a manner consistent with past practices and (ii) the Company has not taken any of the following actions:

(a) issued, sold, pledged, encumbered or delivered any shares of capital stock (or options or other securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock);

(b) split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividends or made any other distributions (whether in cash, stock or other property) in respect of such shares;

(c) amended the certificate of incorporation or bylaws (or equivalent governing documents) of the Company;

(d) made any redemption, purchased or otherwise acquired for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock;

(e) incurred, assumed, guaranteed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise), except borrowings permitted under the Company’s existing lines of credit set forth on the Indebtedness Schedule;

(f) made any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person, other than the extension of trade credit to customers and suppliers in the ordinary course of business consistent with past practice;

(g) created any Subsidiary or made any acquisition or disposition of stock;

(h) bought, sold, leased, assigned, transferred, or otherwise acquired or disposed of, pledged or encumbered property or assets or equity interests of any Person, business or division, except acquisitions or dispositions of inventory and equipment in the ordinary course of business consistent with past practice;

(i) entered into or adopted a plan or agreement of recapitalization, reorganization, merger or consolidation, or adopted a plan or complete or partial liquidation or dissolution;

(j) (A) created, granted, assumed or suffered to be incurred any Lien (other than Permitted Liens) of any kind on any of its properties or assets or (B) made any commitment for any capital expenditure to be made on or following the date hereof other than capital expenditures that are not in excess of those forecasted in the Company’s current operating budget previously provided to the Purchaser or failed to make any capital expenditure in the ordinary course of business or within the time period contemplated by such budget;

(k) amended, renewed or terminated, or agreed to a release, waiver, modification or termination of, any Company Contract (other than terminations of Company Contracts as a result of the expiration of the term of such Company Contract);

(l) except for the sale of inventory in the ordinary course of business, (A) sold, assigned, transferred, leased or otherwise disposed of, or agreed to sell, assign, transfer, lease or otherwise dispose of, any material assets or (B) acquired, sold, assigned, transferred, leased or otherwise disposed of any real property or any interest in real property;

(m) leased, licensed, or otherwise granted to any other Person or parties the right to use or occupy any portion of the Leased Real Property other than in the ordinary course of business or as a result of the expiration of such leases;

(n) amended, renewed, or terminated any Real Property Lease;

(o) except as otherwise required by Law or an existing Plan, taken any action with respect to the grant of any severance or termination pay that will become due and payable on or after the Closing Date that is not a Transaction Expense; (ii) except in the ordinary course of business consistent with past practice, adopted, entered into, amended or terminated any Plan or increased the compensation or fringe benefits of any present or former director, officer or employee of the Company;

(p) made any change in the key management structure of the Company, including the hiring or termination of any employee at the senior management level or above, or entered into, amended, adopted, terminated, increased the payments to or benefits under, or supplemented any Plan or other employment, severance, retirement, employee benefits, profit-sharing, bonus, deferred compensation, savings, insurance, pension, or other agreement or plan, or made any change in the compensation, severance or termination benefits payable or to become payable to any employees of the Company (other than planned annual increases in the rates of compensation in the ordinary course of business consistent with past practice);

(q) amended, renewed or terminated, or agreed to a release, waiver, modification or termination of, an agreement (other than terminations as a result of the expiration of such agreement), or entered into a new transaction or agreement, with an Affiliate;

(r) cancelled, reduced or allowed to lapse any insurance covering the Company;

(s) changed any of its Tax or accounting principles, methods or practices other than as required by GAAP;

(t) cancelled, waived or settled any claims or rights in excess of $50,000.00 related to the Company or settled or compromised any Action involving potential Losses (as determined by the Company in good faith) in excess of $50,000.00;

(u) taken any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transaction; or

(v) committed, authorized or agreed to take any of the foregoing actions.

4.07 Title to Properties.

(a) The Company has good and marketable title to, or hold pursuant to valid and enforceable leasehold interests in, (i) all of their respective personal property shown to be owned or leased by it on the Latest Balance Sheet, and (ii) upon the entering into of the Headquarters Lease and the Packaging Facility Lease, all Leased Real Property, each of the foregoing (i) and (ii) free and clear of all Liens, except for Permitted Liens.

(b) Except as set forth on the Lease Schedule, the Leased Real Property consists of the real property described in each of the Headquarters Lease and the Packaging Facility Lease and no other real property. The Leased Real Property is owned in fee by the Sellers, subject only to Permitted Liens.

(c) The Leased Real Property constitutes all of the real property utilized by the Company in the operation of its business and the Company (i) is not a party to any agreement or option to purchase any real property or interest therein, or (ii) does not own in fee any real property.

(d) The Company has not entered into any lease, sublease, license, concessions or other agreement granting to any other Person or parties the right to use or occupy any portion of the Leased Real Property; and

(e) The Company has not received any notice of any and to the knowledge of the Company, there are no existing, pending, threatened or contemplated condemnation, eminent domain or similar proceeding affecting the Leased Real Property or any portion thereof or of any sale or other disposition of the Leased Real Property or any portion thereof in lieu of condemnation.

(f) On the date hereof, all leases covering the Leased Real Property in effect prior to Closing shall be terminated and be of no further force and effect except for the lease set forth on the Lease Schedule (which is a month to month lease). The Sellers agree that the Company shall have no further liabilities or obligations under such leases other than the obligation to pay the 2010 real estate taxes payable in 2011. An estimate of the 2010 real estate taxes based on the 2009 real estate taxes has been accrued as a current liability as part of the Net Working Capital.

4.08 Tax Matters. Except as set forth on the Taxes Schedule:

(a) All Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects. The Company has fully and timely paid all Taxes owed by them (whether or not shown on any Tax Return), and the Reviewed Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of the Reviewed Financial Statements and since the date of the Reviewed Financial Statements, the Company has not incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by the Company. The Company has withheld from their respective employees, independent contractors, stockholders, creditors, and third parties and have fully and timely paid to the appropriate Governmental Entity proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have complied in all respects with all Tax information reporting provisions of all applicable Laws.

(b) No audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from or with respect to the Company, no

Governmental Entity has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company, and no claim has been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Reviewed Financial Statements.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(d) The Company has given or otherwise made available to the Purchaser or its representative true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(e) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the acquisition of the Shares of the Sellers. The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.

(f) To Company’s knowledge, the Company has not (i) participated in a reportable transaction within the meaning of Treas. Reg. §1.6011-4 (or any similar provision of state, local or foreign Tax law) or (B) taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

(g) There are no Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due.

(h) The Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise.

(i) The Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from the determination of taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax law, or for any other reason.

(j) Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Entities, has been so reported.

(k) Within the last five (5) years, and to the knowledge of the Company the Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

(l) The Company has been a validly electing S corporation (an “S Corporation”) within the meaning of Sections 1361 and 1362 of the Code (and under any analogous state or local Tax law) at all times since November 1, 1987 and will be an S Corporation through the taxable year that ends as a result of the Closing.

(m) The Company will not be obligated to pay any Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement (including with respect to the Section 338(h)(10) Election).

4.09 Contracts and Commitments

(a) The Contracts Schedule sets forth a correct and complete list of the following Contracts (the Contracts within any of the following categories whether or not set forth on such list, the “Company Contracts”) (other than any Contract set forth on the Employee Benefits Schedule and Insurance Schedule, each of which are not Company Contracts):

(i) collective bargaining agreement or contract with any labor union;

(ii) all bonds, notes, debentures, loan or credit agreements or loan commitments, indentures, mortgages, guarantees, pledges or other Contracts evidencing or governing Indebtedness or placing a Lien on any assets;

(iii) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contracts, or any other interest rate or foreign currency protection Contract;

(iv) all limited liability company agreements, partnership, joint venture or other similar agreements or arrangements;

(v) all leases or other agreements under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000.00;

(vi) all leases or other agreements under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental payment exceeds $50,000.00;

(vii) all Contracts or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000.00;

(viii) all Contracts or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000.00;

(ix) all Contracts that purport to limit or restrict the Company or its Affiliates from (A) engaging in any line of business, (B) competing with any Person or operating in any location or (c) soliciting or hiring any employee or consultant;

(x) all Contracts that are terminable upon, or prohibit assignment upon, a change of control or ownership of the Company;

(xi) all Contracts with Governmental Entities;

(xii) all Contracts for capital expenditures requiring the payment by the Company of an amount in excess of $25,000.00 individually or $50,000.00 in the aggregate;

(xiii) all Contracts granting to any Person (other than the Company) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company;

(xiv) all Contracts that contain most favored nation or other similar provisions with any third party requiring that a third party be offered terms or concessions at least as favorable to those offered to one or more other Persons;

(xv) all Contracts entered into within the preceding five (5) years, or not yet consummated, involving the sale or purchase of substantially all of the assets or capital stock of any Person, or a merger, consolidation, business combination or similar extraordinary transaction;

(xvi) any acquisition Contract pursuant to which the Company has continuing indemnification, “earn-out” or other contingent payment obligations;

(xvii) all Contracts under which the Company is the licensor or licensee of material Intellectual Property rights;

(xviii) all Contracts with Material Customers and Material Vendors (other than purchase orders);

(xix) all Contracts involving any resolution of settlement of any actual or threatened Action or other dispute with a value of greater than $50,000.00;

(xx) all Contracts (other than those described in subsections (i) through (xix) of this Section 4.09(a)), in each case, involving annual consideration payable to or from the Company of an amount reasonably likely to exceed $50,000.00; and

(xxi) any Contract or commitment to enter into any one of the foregoing.

(b) When requested by Purchaser, correct and complete copies of all Company Contracts, including all amendments, modifications and supplements thereof, will be made available to the Purchaser. Each Company Contract is valid, binding and enforceable in accordance with its terms with respect to the Company, and to the knowledge of the Company, each other party to such Company Contracts. Except as set forth on the Contracts Schedule, (i) there is no existing default or breach of the Company, under any Company Contract, and to the knowledge of the Company, there is no default by any other party to any Company Contract and (ii) no counterparty to any Company Contract has threatened, or to the knowledge of the Company, intends not to fully perform its obligations under any Company Contract or to terminate or seek to materially modify any Company Contract.

4.10 Customers and Suppliers.

(a) The Customers Schedule sets forth a true and complete list, by dollar volume paid for the twelve (12) months ended June 30, 2010, of the twenty (20) largest customers of the Company (the “Material Customers”). Since July 1, 2010, no Material Customer (i) has threatened to cancel or otherwise terminate, or to the knowledge of the Company, intends to cancel or otherwise terminate, the relationship of such Person with the Company or (ii) has decreased materially or threatened to decrease or limit materially or, to the knowledge of the Company, intends to modify materially its relationship with the Company or intends to decrease or limit materially, its usage or purchase of the services or products of the Company.

(b) The Vendors Schedule sets forth a true and complete list, by dollar volume paid for the twelve (12) months ended June 30, 2010, of the ten (10) largest vendors to the Company (the “Material Vendors”). Since July 1, 2010, no Material Vendor (i) has threatened to cancel or otherwise terminate, or to the knowledge of the Company, intends to cancel or otherwise terminate, the relationship of such Person with the Company or (ii) has decreased materially or threatened to decrease or limit materially or, to the knowledge of the Company, intends to modify materially its relationship with the Company or intends to decrease or limit materially, its provision of services or products to the Company.

4.11 Intellectual Property. All of the registered and material unregistered Intellectual Property owned by the Company (collectively, “Company Intellectual Property”) are set forth on the Intellectual Property Schedule. All of the registrations, issuances and applications set forth on the Intellectual Property Schedule are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. The Company owns and possesses all right, title and interest in and to the Company Intellectual Property free and clear of all Liens. Except as set forth on the Intellectual Property Schedule: (i) the Company owns all right, title and interest in and to, or have the right to use, the material Intellectual Property used in the conduct of the Company’s businesses as presently conducted; (ii) the Company has not received any written notices of, and no claim or Action is pending that allege, any material infringement or misappropriation from any third party within the past thirty-six (36) months with respect to Intellectual Property; (iii) the Company is not currently infringing or misappropriating the Intellectual Property of any other Person in any material respect; and (iv) to the knowledge of the Company, no third party is infringing or misappropriating the Company Intellectual Property in any material respect. To the Company’s knowledge, all software material to the business of the Company (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software. The representations and warranties set forth in this Section 4.11 and, with respect to Intellectual Property licenses in Section 4.09(a)(xvii) (Contracts and Commitments) are the only representations and warranties being made as to the Company in this Agreement with respect to Intellectual Property, including with respect to infringement, misappropriation or other violation of any Intellectual Property of any Person.

4.12 Litigation. The Litigation Schedule sets forth a correct and complete list of (a) all Actions pending or, to the knowledge of the Company, threatened against the Company, any of its property, or any of its directors and officers in their capacity as such and (b) all judgments, decrees, injunctions, rules or orders of any court or arbitration panel to which the Company is subject.

4.13 Product Warranties. Except as set forth on the Warranty Schedule, there are no claims outstanding against the Company in excess of $25,000.00 individually or $50,000.00 in the aggregate to return products by reason of alleged overshipments, early or late shipments, defective delivery, defective merchandise or otherwise, and there is no Action pending, or to the Company’s knowledge threatened, against the Company under any product warranty, nor, to the Company’s knowledge, is there any basis upon which any claim could validly be made. The Warranty Schedule lists all product warranty and product liability claims in excess of $25,000.00 that have been asserted against the Company within the preceding five (5) years, indicating for each claim whether it has been resolved or remains outstanding and, if resolved, the manner and cost of resolution.

4.14 Governmental Consents, etc. The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than notification to the Internal Revenue Service of the company’s termination of S Corporation status.

4.15 Employee Benefit Plans.

(a) Section (a) of the Employee Benefits Schedule sets forth a true, complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other employee benefit plan, program, agreement or arrangement, whether or not subject to ERISA, and whether written or oral, formal or informal, including each pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, including each plan of a similar nature maintained in jurisdictions outside of the United States and which are not subject to ERISA (including with respect to independent contractors of the Company), that is (i) sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates (as defined below) or for which the Company or any of its ERISA Affiliates has any obligation to maintain, sponsor or contribute, or (ii) with respect to which the Company or any of its ERISA Affiliates has any direct or indirect liability, whether contingent or otherwise (the “Plans”). Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is in the form of a prototype plan with respect to which the IRS has issued a favorable opinion letter, in each case, to the effect that the Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification. Each Plan has been established and administered in all material respects in accordance with its terms and the requirements of the Code, ERISA and other applicable Laws.

(b) With respect to each Plan, (i) all material required contributions have been made or properly accrued, (ii) there are no Actions, suits or claims pending, or to the Company’s knowledge, threatened, other than routine claims for benefits, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, (iii) there have been no non-exempt and uncorrected “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) and (iv) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the Department of Labor or any other governmental authority, or to the participants or beneficiaries of such Plan, have been filed or furnished on a timely basis. No event has occurred and no condition exists that would, either directly or by reason of the affiliation of the Company with any other Person which, together with the Company would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each an “ERISA Affiliate”), subject the Company to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code, or other applicable Laws. Each Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to the Company (i) complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations, and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treas. Reg. §1.409A-6(a)(4)) since October 3, 2004.

(c) With respect to each Plan, the Company has furnished to the Purchaser, or provided the Purchaser with access to, the most recent copies of the following documents (as applicable): (i) Plan document, (ii) summary plan description, (iii) determination letter received from the IRS, (iv) IRS Form 5500 annual report and (v) actuarial report.

(d) Except as set forth on Section (d) of the Employee Benefits Schedule, neither the Company nor any of its ERISA Affiliates contributes to or has in the past six (6) years sponsored, maintained, contributed to or had any liability with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA), plan subject to Section 412 of the Code or Section 302 of ERISA, or “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Plans is subject to Title IV of ERISA. The Company has not incurred any current or projected liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), and at the expense of the employee.

(e) Except as set forth on section (e) of the Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause or result in (either alone or in combination with another event) (i) the acceleration of vesting in, or timing of payment of, any compensation or benefits under any Plan or otherwise materially accelerate or increase any obligation under any Plan, (ii) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (iii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee of the Company, (iv) any limitation or restriction on the right of the Company to merge, amend or terminate any of the Plans or (v) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

4.16 Compliance with Laws. The Company is in material compliance with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof and there is no investigation or review pending or to the knowledge of the Company, threatened with respect to a material violation of any applicable Laws. Notwithstanding the foregoing, no representations and warranties are being made under this Section 4.16 with respect to subject matters expressly addressed in any other section of this ARTICLE IV with respect to Taxes, Intellectual Property, litigation and environmental.

4.17 Environmental Matters. Except as specifically identified on the Environmental Matters Schedule:

(a) the Company is and has been in material compliance with all Environmental Laws;

(b) the Company has obtained and possesses all Environmental Permits required in connection with owning or operating their properties or for their operations, the Company is and has been in material compliance with such Environmental Permits and all such Environmental Permits are in full force and effect and will remain so after consummation of the transactions contemplated hereby;

(c) there are no events, conditions or circumstances, including, without limitation, the presence of pollutants or contaminations at any Leased Real Property, that could reasonably be expected to result in material liability to the Company pursuant to Environmental Laws; and

(d) the Company is not subject to any Action arising under Environmental Laws, including any investigatory, remedial or corrective obligation, relating to the Company or its facilities and arising under Environmental Laws which has not been fully resolved.

This Section 4.17 constitutes the sole and exclusive representations and warranties as to the Company with respect to matters arising under Environmental Laws.

4.18 Affiliated Transactions. Other than the Transaction Documents, except as set forth on the Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of any of the foregoing or the Company or any individual in such officer’s, director’s or stockholder’s immediate family is a party to or otherwise has any interest or benefit in any agreement, contract, commitment or transaction with the Company or has any material interest in any property used by the Company which will not be terminated on the Closing Date.

4.19 Insurance. A true and complete list of all insurance policies (“Insurance Policies”) carried by, or for the benefit of, the Company, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible or self insured retention (if any) and the date through which coverage shall continue by virtue of premiums already paid is set forth on the Insurance Schedule. The Insurance Policies are of the types and in amounts customarily carried against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar business. All Insurance Policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid in full. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company that could reasonably be likely to be followed by a written notice of cancellation or nonrenewal of existing policies or binders. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Any claims, or circumstances which might give rise to a claim, under the Insurance Policies has been reported and filed in a timely fashion. The Company has made available to the Purchaser loss-runs for the last three (3) years in respect of the Company. All proceedings listed on the Litigation Schedule have been timely reported to all applicable insurance carriers.

4.20 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.21 Employees.

(a) The Company is not a party to or bound by any collective bargaining agreement, nor in the five years preceding the date of this Agreement has it experienced any strikes, material employee disruptions or unfair labor practices claims. The Company in the five years preceding the date of this Agreement has not committed any material unfair labor practice. The Company has not received written notice of pending or threatened changes of employment status with respect to (including resignation of) any employee member of the senior management team of the Company. To the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union or other organized labor with respect to employees of the Company. No individual who has performed services for the Company has been improperly excluded from participation in any Plan, and the Company does not have any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. The Company is not, or has not been, in material violation of any applicable Laws, including all such Laws relating to terms and conditions of employment, labor relations, wages and hours, equal employment opportunities, fair employment practices, immigration, and occupational health and safety.

(b) There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101 et seq.) and any similar state or local laws (collectively, “WARN”)) with respect to the Company within the past 6 months. The Company has not incurred any liability under WARN that remains unsatisfied. To the extent that, after the Closing, the Purchaser operates the Company in the same manner operated during the six-month period prior to the Closing, the Purchaser will not incur any liability under WARN or any other similar applicable Law as a result of any layoffs or other employment terminations made by the Company during such six-month period prior to the Closing.

(c) The Employees Schedule sets forth a true, correct and complete list of the name, position, job location, salary or wage rate, bonus opportunity, date of hire, full- or part-time status and “exempt” or “non-exempt” status and opportunity, for each employee and independent contractor of the Company.

4.22 No Other Representations and Warranties. Except as expressly set forth in this ARTICLE IV, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of his or her Affiliates (other than the Sellers) or any of his or her respective assets, liabilities or operations, on which the Purchaser may rely, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as of the date hereof that:

5.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated by this Agreement and perform its obligations hereunder and thereunder, except where the failure to be so qualified has not had and would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.02 Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement and the other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and assuming that this Agreement and such other Transaction Documents are a valid and binding obligation of the Sellers, this Agreement and such other Transaction Documents constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

5.03 No Violation. The Purchaser is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Laws, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or Permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Consents, etc. The execution and delivery by the Purchaser of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, under federal or state securities or “blue sky” Laws.

5.05 Litigation. There are no Actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Entity, which would reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Entity.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

5.07 Investment Representation. The Purchaser is acquiring the Shares of the Sellers for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of the ownership of Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.08 Financial Capacity. The Purchaser has sufficient cash to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

5.09 No Other Representations and Warranties. Except as expressly set forth in this ARTICLE V, the Purchaser makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchaser or any of its Affiliates or any of their respective assets, liabilities or operations, on which the Sellers may rely, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI

COVENANTS OF THE PARTIES

6.01 Access to Books and Records. For a period of three (3) years after the Closing, upon reasonable advance notice, the Purchaser shall, and shall cause the Company to, provide the Sellers and his or her agents with reasonable access (for the purpose of examining and copying), during normal business hours, without unreasonably interfering with the operation of the business of the Company, to the employees, offices, books and records of the Company with respect to periods or occurrences on or prior to the Closing Date that the requesting Sellers reasonably need (i) to comply with reporting, disclosure, filing or other legal requirements imposed on the Sellers (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the Sellers; (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar legal requirements or (iii) to comply with its obligation under this Agreement; provided, however, that in the event that the Purchaser or the Company determines that any such provision of information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client or other similar privilege, the Purchaser, the Company and the Sellers shall take all reasonable measures (including the execution of customary confidentiality agreements) to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

6.02 Non-Compete. In partial consideration for entering into this Agreement for the sale of the Shares owned by the Sellers, each of the Sellers agrees with the Purchaser that, for a period of sixty (60) months following the Closing Date (the “Restricted Period”), he or she will not, without the prior written consent of the Purchaser, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other Person (other than as a consultant of the Company pursuant to the Consulting Agreement), compete with the Company in North America; provided, however, that nothing herein shall limit the right of the Sellers to own not more than 3% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The parties hereto agree that the provisions of this Section 6.02 are an integral part of this Agreement and that the Purchaser would not be entering into this Agreement without the provisions of this Section 6.02. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.02 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.02 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by the Sellers to perform his or her obligations under this Section 6.02, the Purchaser shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.02, in addition to any other remedy to which such party may be entitled, at law or in equity.

6.03 Non-Solicitation. As a separate and independent covenant, also in partial consideration of entering into this Agreement for the sale of the Shares owned by the Sellers, each of the Sellers agrees that during the Restricted Period he or she will not in any way, directly or indirectly (except in the course of performing his or her duties under the Consulting Agreement), call upon, solicit, advise or otherwise do, or attempt to do, any business that competes with the Company with any Person who is, or was, during the then most recent 12 month period, a customer or employee of the Company, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of the Company, or solicit, induce, hire or attempt to solicit, induce or hire any of them to leave the employ of the Purchaser or the Company or violate the terms of their contracts, or any employment arrangements, with the Purchaser or the Company.

6.04 Confidentiality. Each of the Sellers acknowledges that he or she is in possession of confidential information concerning the Company and its businesses and operations (the “Confidential Information”); except that Confidential Information shall not include any such information that is or becomes generally available to the public other than as a result of disclosure of the Sellers in violation of this provision. Each of the Sellers agrees that, from and after the Closing, he or she shall, and shall cause his or her Affiliates, Related Persons and advisors (“Representatives”) to, keep during the Restricted Period all such Confidential Information strictly confidential and use such Confidential Information only as consultant of the Company or for the purpose of fulfilling his or her obligations hereunder or enforcing his or her rights hereunder. Each of the Sellers acknowledges and agrees that the Confidential Information is proprietary and confidential in nature and may be disclosed to his or her Representatives only to the extent necessary for the Sellers and such Representatives to fulfill the Sellers’ obligations hereunder or to enforce the Sellers’ rights hereunder; provided, that the Sellers shall be responsible for any breach of those confidentiality provisions by the Sellers’ Representatives following the Closing. If, following the Closing, the Sellers or any of his or her Representatives are legally required to disclose (after the Sellers have used his or her commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Purchaser about his intention to make, and the proposed contents of such, disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) (and other than to enforce his or her rights hereunder or other than for use as a consultant of the Company), the Sellers shall, or shall cause such Representative, to provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, the Sellers or such Representative may disclose only that portion of the restricted Confidential Information which such Person is legally required to disclose, and the Sellers shall exercise his or her commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. The Sellers further agree that, from and after the Closing Date, the Sellers and their Representatives, upon the request of the Purchaser, the Company shall promptly destroy all information and documents constituting or containing Confidential Information and shall certify such destruction to the Purchaser or the Company, other than information retained for purposes of monitoring or enforcing the Sellers rights hereunder or for taxes or other regulatory needs.

ARTICLE VII

INDEMNIFICATION

7.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The representations and warranties set forth in ARTICLE III (Representations and Warranties of the Sellers), ARTICLE IV (Representations and Warranties as to the Company) and ARTICLE V (Representations and Warranties of the Purchaser) and any certificate delivered pursuant to this Agreement shall survive the Closing and shall terminate on the date which is eighteen (18) months after the date hereof, except that (i) the representations and warranties set forth in Section 4.08 (Tax Matters) shall survive the Closing and shall terminate on the date that is sixty (60) days after the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive); provided, however, if no statute of limitations is applicable to any Tax, then the indemnification provisions of this Article VII upon which the liability to which any claim under such Tax may relate shall terminate on the date which is thirty six (36) months after the date hereof, and (ii) the Fundamental Representations shall survive the Closing and shall terminate on the sixth anniversary of the Closing Date. Subject to Section 8.06 (Coordination; Survival), all covenants and agreements to be performed following the Closing shall expire in accordance with their terms. No claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period; provided that any representation, warranty, covenant, agreement or other provision in respect of which indemnity may be sought under Section 7.02 (Indemnification for the Benefit of the Purchaser) or under Section 7.03 (Indemnification by the Purchaser for the Benefit of the Sellers), and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 7.01 if notice of a claim of breach thereof giving rise to such right shall have been given to the Person against whom such indemnity may be sought prior to such time.

7.02 Indemnification for the Benefit of the Purchaser.

(a) From and after the Closing (but subject to the limitations and other provisions of this ARTICLE VII), the Sellers, jointly and severally, shall indemnify and hold harmless in respect of any loss (including diminution in value), liability, damage, settlement, fine, judgment or expense (“Losses”) suffered or incurred by the Purchaser, the Company and their Affiliates, and their respective officers, directors, advisors and representatives, and each of their successors and permitted assigns (each a “Purchaser Indemnified Party”, and collectively, the “Purchaser Indemnified Parties”) (other than any Losses relating to Taxes, for which the indemnification provisions are set forth in Section 8.02(a) (Tax Indemnification)) to the extent arising from (i) a breach of any representation or warranty made by the Sellers in this Agreement or in any exhibit, Schedule or certificate delivered hereunder or (ii) a breach of any covenant, agreement or other provision set forth herein by the Sellers in any exhibit, Schedule or certificate delivered hereunder; provided, that no claims by a Purchaser Indemnified Party shall be asserted under Section 7.02(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $200,000.00 (the “Indemnification Threshold”), and then only to the extent such Losses exceed the Indemnification Threshold but in no event in excess of $2,500,000.00 (the “Cap”); provided, that the Indemnification Threshold and the Cap shall not apply to breaches of the Fundamental Representations. For the avoidance of doubt, the Cap shall apply to the total amount of Tax Losses and Losses (other than Losses in respect of breaches of Fundamental Representations).

(b) Notwithstanding anything to the contrary contained in this Agreement, a Purchaser Indemnified Party shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the final calculation of the Purchase Price Adjustments.

(c) All indemnification payments made hereunder shall be treated by the parties as an adjustment to the proceeds received by the Sellers pursuant to ARTICLE II (The Closing; Purchase Price Adjustment) hereof.

(d) The Purchaser, on behalf of any Purchaser Indemnified Party or Tax Indemnified Purchaser Party (as defined below), shall have the right to recover against the Indemnity Escrow Account for any of such Person’s Losses, pursuant to the terms of this Section 7.02 (Indemnification for the Benefit of the Purchaser), Section 8.02(a) (Tax Indemnification) and the Escrow Agreement. On the date that is eighteen (18) months following the date hereof, the Escrow Agent shall release to the Sellers all amounts then remaining in the Indemnity Escrow Account, less the aggregate amount of all claims made under Sections 7.02 (Indemnification for the Benefit of the Purchaser) and 8.02(a) (Tax Indemnification) (i) with respect to which an unresolved dispute between the Sellers, on the one hand, and a Purchaser Indemnified Party or Tax Indemnified Purchaser Party, as applicable, on the other hand, exists, and (ii) which have been finally resolved but have not yet been paid to the applicable Purchaser Indemnified Party or Tax Indemnified Purchaser Party. The foregoing provisions in this Section 7.02(d) shall in no way limit any Purchaser Indemnified Party’s or Tax Indemnified Purchaser Party’s right to indemnification as set forth in Sections 7.02 (Indemnification for the Benefit of the Purchaser) and 8.02(a) (Tax Indemnification).

7.03 Indemnification by the Purchaser for the Benefit of the Sellers. From and after the Closing, the Purchaser shall indemnify the Sellers and his or her Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors, heirs and permitted assigns (each a “Sellers Indemnified Party” and collectively, the “Sellers

Indemnified Parties”) and hold them harmless against any Losses which the Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty made by the Purchaser in this Agreement and (b) a breach of any covenant, agreement or other provision by the Purchaser under this Agreement; provided, that no claims by a Sellers Indemnified Party shall be asserted under Section 7.03(a) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Indemnification Threshold, and then only to the extent such Losses exceed the Indemnification Threshold but in no event in excess of an amount equal to the Indemnity Escrow Amount (as reduced from time to time). Any indemnification of the Sellers pursuant to this Section 7.03 shall be effected by wire transfer of immediately available funds to the Sellers within five (5) days after the final determination thereof.

7.04 Defense of Third-Party Claims. Any Person making a claim for indemnification under Section 7.02 (Indemnification for the Benefit of the Purchaser) or under Section 7.03 (Indemnification by the Purchaser for the Benefit of the Sellers) (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly, and in any event within five (5) days, after receiving written notice of any Action, lawsuit, proceeding, investigation or other third party claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the delay of any Indemnitee in giving a notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnitor was materially prejudiced by such delay. Any Indemnitor shall be entitled to participate in the defense of such Action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall, unless the Indemnitee has been advised in writing by counsel that there are one or more legal defenses available to such Indemnitee that are different from or additional to those available to an applicable Indemnitor or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnitor, in which event such Indemnitee shall be entitled, at the Indemnitor’s cost and expense, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to one firm of attorneys, together with appropriate local counsel, for any such claim), be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that (i) any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; (ii) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; and (iii) subject to the proviso above, the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume the defense of any claim if the claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee and the Indemnitee shall be indemnified for all costs and expenses related to the defense or settlement of such claim subject to the limitations set forth in this Agreement. If the Indemnitor fails to notify the Indemnitee within fifteen (15) days after receipt of notice that the Indemnitor elects to defend the Indemnitee pursuant to this Section 7.04, or if the Indemnitor elects to defend the Indemnitee pursuant to this Section 7.04 but fails to diligently prosecute or settle the claim, which failure continues for ten (10) days after notice to the Indemnitor from the Indemnitee of such failure, then the Indemnitee against which such claim has been asserted will have the right to undertake, and the cost and expense thereof will constitute Losses, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

7.05 Determination of Loss Amount. For purposes of this ARTICLE VII, the determination as to whether the breach of any representation or warranty has occurred and the amounts of such Losses suffered shall be made without regard to any materiality, Material Adverse Effect or similar materiality qualification contained in such representation or warranty giving rise to the claim for indemnity hereunder. The following shall apply to all Losses:

(a) The amount of any Purchaser or Sellers Losses payable hereunder shall be reduced by any insurance proceeds which the Indemnified Party actually collects with respect to the event or occurrence giving rise to such Purchaser’s Losses or Sellers Losses net of any out-of-pocket costs and expenses paid to third parties (including, without limitation, reasonable costs and expenses of outside legal counsel) incurred in connection with the collection of such amounts. If the Indemnified Party both collects proceeds from any insurance company and receives a payment from the Indemnifying Party or the Escrow Account hereunder, and the sum of such proceeds, net of out-of-pocket collection costs and expenses, is in excess of the Purchaser Losses or Sellers Losses with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party or the Escrow Account, as the case may be, the amount of such excess.

(b) In no event shall the Purchaser Indemnified Parties be entitled to recover any Purchaser Losses with respect to any matter to the extent (and only to the extent) it was included in the calculation of Final Purchase Price including the final determination of Net Working Capital, Indebtedness and Transaction Expenses (all as of the Closing Date) including the amount of any reserves or accruals reflected as a current liability on the balance sheet used in preparing the final Net Working Capital which relate to the facts giving rise to such Purchaser Losses.

ARTICLE VIII

TAX MATTERS

8.01 Tax Returns.

(a) Responsibility for Filing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date. Each such Tax Return shall be prepared and filed in a manner consistent with past practice, except as otherwise required by applicable Laws. At least thirty (30) days prior to the date on which each such Tax Return is filed, the Sellers shall submit such Tax Return to the Purchaser for the Purchaser’s review. If the Purchaser disputes any item on such Tax Return, it shall notify the Sellers of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Sellers and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Sellers and the Purchaser.

(b) With respect to any Tax Returns filed with respect to any taxable periods (or portions thereof) ending on or before the Closing Date (“Pre-Closing Taxable Periods”) the Sellers shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns, except to the extent the Pre-Closing Taxes were taken into consideration in calculating the Net Working Capital.

8.02 Tax Indemnification.

(a) Indemnification by the Sellers. From and after the Closing Date, the Sellers shall, jointly and severally, indemnify the Purchaser Indemnified Parties (each a “Tax Indemnified Purchaser Party” and collectively, the “Tax Indemnified Purchaser Parties”) against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes payable by or with respect to the operations of the Company for periods or portions thereof ending on or before the Closing Date, other than any Section 338(h)(10) Tax Liability (“Pre-Closing Taxes”); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company was a member prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local Tax law; (iii) without duplication, Taxes imposed on a Tax Indemnified Purchaser Party as a result of a breach of a representation or warranty set forth in Section 4.08 (Tax Matters); provided, that for purposes of this Section 8.02(a)(iii) only, any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto; (iv) Taxes arising out of any transactions contemplated by this Agreement (other than any Section 338(h)(10) Tax Liability); and (v) Taxes or other payments required to be paid after the date hereof by the Company to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity.

(b) Indemnification by the Purchaser. From and after the Closing Date, the Purchaser shall indemnify the Sellers Indemnified Parties (each a “Tax Indemnified Sellers Party” and collectively, the “Tax Indemnified Sellers Parties”) against and hold harmless from any and all Tax Losses arising out of Taxes of the Company for periods or portions thereof beginning after the Closing Date (“Post-Closing Taxes”) other than amounts for which a Tax Indemnified Purchaser Party is indemnified by the Sellers under Section 8.02(a) (Tax Indemnification by the Sellers).

8.03 Tax Indemnification Procedures.

(a) After the Closing, the Purchaser and the Sellers, as the case may be, shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Entity or any other Person with respect to Taxes for which such other party is liable pursuant to Section 8.02 (Tax Indemnification); provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this ARTICLE VIII, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b) Payment by an indemnitor of any amount due to an indemnitee under this ARTICLE VIII shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Entity or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Entity or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 8.04, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Entity or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Entity, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Entity, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

8.04 Tax Contests; Cooperation.

(a) After the Closing Date, except as provided in Sections 8.04(b) and 8.04(c) (Tax Contests; Cooperation) below, the Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”), including with respect to the Section 338(h)(10) Election.

(b) In the case of a Contest after the Closing Date that relates solely to Taxes for which the Purchaser is indemnified under Section 8.02(a) (Tax Indemnification by the Sellers), the Sellers shall control the conduct of such Contest, but the Purchaser shall have the right to participate in such Contest at its own expense, and the Sellers shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company for any taxable year (or portion thereof) beginning after the Closing Date without the reasonable consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if the Sellers fail to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Sellers of notice of such Contest, the Purchaser shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

(c) In the case of a Contest after the Closing Date that relates both to Taxes for which the Purchaser is indemnified under Section 8.02(a) (Tax Indemnification by the Sellers) and Taxes for which the Purchaser is not indemnified under Section 8.02(a) (Tax Indemnification by the Sellers), the Purchaser shall control the conduct of such Contest, but the Sellers shall have the right to participate in such Contest at its own expense, and the Purchaser shall not settle, compromise and/or concede such Contest without the consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Purchaser and the Sellers shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company (or its income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.04(d). Any information obtained under this Section 8.04(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

8.05 Straddle Periods. For purposes of this Agreement, in the case of any Taxes payable by the Company with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.05 shall be computed by reference to the level of such items on the Closing Date.

8.06 Coordination; Survival. Claims for indemnification with respect to Taxes shall be governed exclusively by this ARTICLE VIII and the provisions of ARTICLE VII (Indemnification) (other than the exception in clause (i) of the first sentence of Section 7.01 (Survival of Representations, Warranties, Covenants, Agreements and Other Provisions), Section 7.02(d) (Indemnification for the Benefit of the Purchaser) and Section 7.05 (Determination of Loss Amount)), shall not apply. The indemnification provisions of this ARTICLE VIII shall survive until the date which is sixty (60) days following the date upon which the liability to which any claim under such indemnification provisions may relate is barred by the applicable statute of limitations (including all periods of extension, whether automatic or permissive), provided, however, if no statute of limitations is applicable to any Tax, then the indemnification provisions of this Article VIII upon which the liability to which any claim under such Tax may relate shall terminate on the date which is thirty six (36) months after the date hereof. Any Tax matter as to which a claim has been asserted by written notice satisfying the requirements of Section 8.03 (Tax Indemnification Procedures) and within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of such time limitation shall continue to be covered by this ARTICLE VIII notwithstanding such time limitations until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by an arbitration or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. Notwithstanding anything else in this Article VIII and Article VII (Indemnification) to the contrary, all Tax Losses indemnified by Sellers under this Article VIII shall be included in the calculation of the Cap under Section 7.02(b) (Indemnification for the Benefit of the Purchaser).

8.07 Section 338(h)(10) Election.

(a) Upon the request of the Purchaser, the Sellers shall join with the Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax Law (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company hereunder. Any such request shall be made by the Purchaser in writing no later than 90 days after the Closing Date. In the event Purchaser does not request that the Sellers join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 8.07 shall not apply.

(b) The Purchaser shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election the Purchaser and the Sellers each shall execute two copies of Internal Revenue Service Form 8023 (or successor form) at least ten (10) days prior to the date such form is required to be filed. The Sellers shall execute (or cause to be executed) and deliver to the Purchaser such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten days prior to the date such documents or forms are required to be filed.

(c) The Purchaser shall prepare a schedule setting forth (i) the “aggregate deemed sales price,” within the meaning of Treasury Regulations Sections 1.338-4 (the “ADSP”), and (ii)

an allocation of the ADSP among the assets of the Company, which schedule shall be prepared in accordance with Section 338 of the Code and the applicable Treasury Regulations or comparable provisions of any other applicable Law (the “ADSP Allocation”). The Purchaser shall deliver a draft of the ADSP Allocation to the Sellers for the Sellers approval, which approval shall not be unreasonably withheld, delayed or conditioned. The Purchaser and the Sellers and their respective Affiliates shall be bound by the Section 338(h)(10) Election and the ADSP Allocation for all Tax purposes. The Purchaser and the Sellers shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the ADSP Allocation and shall take no position contrary thereto unless required to do so by applicable Tax Laws or a final determination (as defined in Section 8.03(b)).

(d) No later than sixty (60) days after delivering the ADSP Allocation, the Sellers shall deliver to the Purchaser a schedule setting forth the Section 338(h)(10) Tax Liability and the Section 338(h)(10) Indemnification Amount (the “Section 338(h)(10) Tax Schedule”). The Purchaser shall cooperate with the Sellers in preparing such calculations and shall provide the Sellers and its attorneys, accountants and consultants, reasonable access to the supporting documentation for the calculation of the Section 338(h)(10) Tax Liability and the Section 338(h)(10) Indemnification Amount. If the Purchaser disagrees with the Sellers’ calculation of the Section 338(h)(10) Tax Liability or the Section 338(h)(10) Indemnification Amount and the parties cannot resolve any disputed item within 30 days after the Sellers deliver the Section 338(h)(10) Tax Schedule, the item(s) in question shall be resolved by an independent accounting firm mutually acceptable to the Sellers and the Purchaser. The Purchaser shall pay the Sellers the amount of the Section 338(h)(10) Indemnification Amount (if any) no later than five (5) days prior to the due date for the filing of the United States federal income Tax Returns of the Sellers for the taxable year that includes the Closing Date (after giving effect to automatic extensions, but only if exercised by Sellers); provided, that if the independent accounting firm renders its decision after such date, the Purchaser shall not be required to pay the Section 338(h)(10) Indemnification Amount until three days after such firm renders its decision.

ARTICLE IX

DEFINITIONS

9.01 Definitions. For purposes of this Agreement, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the Reviewed Financial Statements, applied on a consistent basis.

“Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, whether civil, criminal, administrative or otherwise, in law or in equity.

“Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Balance Sheet and Working Capital Schedule Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit E; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit E, the rules set forth on Exhibit E shall apply.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Contract” means any contract, agreement, arrangement, note, bond, mortgage, leases, sublease, license or other agreement legally binding on the Company.

“Current Assets” means, as of any date, the consolidated current assets of the Company, which current assets shall include only the line items set forth on the Working Capital Schedule under the heading “Current Assets” or in the Balance Sheet and Working Capital Schedule Rules, and no other assets.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company, which current liabilities shall include only the line items set forth on the Working Capital Schedule under the heading “Current Liabilities” or in the Balance Sheet and Working Capital Schedule Rules, and no other liabilities.

“Environmental Permits” means all Permits issued pursuant to Environmental Laws.

“Environmental Laws” means all federal, state, local and foreign Laws concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of or exposure to any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Fundamental Representations” means Sections 3.01 (Authorization; No Breach), 3.03 (Title to Shares), 3.05 (Brokerage), 4.02 (No Subsidiaries), 4.03 (Authorization; No Breach), 4.04 (Capital Stock) and 4.20 (Brokerage).

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with those used in preparing the Latest Balance Sheet.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means, without duplication, all obligations of the Company: (i) for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company with respect to the deferred purchase price of property (including “earn-out” payments, excluding accounts payable and other current liabilities incurred in the ordinary course of business); (iv) all guarantees by the Company on account of indebtedness of any other Person (including so called take or pay or keep well agreements); (v) all obligations, contingent or otherwise, of the Company as an account party in respect of letters of credit; (vi) all obligations, contingent or otherwise, of the Company in respect of bankers’ acceptances; (vii) in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar arrangements; (viii) in respect of any bank overdrafts; and (ix) in respect of any lease (or other arrangement conveying the right to use) real or personal property, or combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases. For the avoidance of doubt, the term “Indebtedness” shall include any accrued interest on any of the foregoing and any prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with the repayment of any of the foregoing whether or not repaid at Closing.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

“knowledge” means, with respect to Sellers, the actual knowledge of Thomas Rowe and Mary Jennifer Rowe and with respect to the Company, the actual knowledge of Thomas Rowe, Mary Jennifer Rowe and John Mitchell assuming the reasonable discharge of such Person’s duties in a professional manner.

“Laws” means the common law and any law, treaty, statute, ordinance, zoning ordinance or variance, subdivision ordinance, rule, regulation, code, policy, executive order or other requirement or procedure enacted, adopted, promulgated or applied by any Governmental Entity, including any applicable order, judgment, injunction, awards, stipulations, Permits, opinions, decrees or writs.

“Leased Real Property” means all those parcels of real property or portions thereof, together with those buildings, structures, improvements and fixtures thereon, which the Company uses or occupies or has the right to use or occupy, now or in the future, pursuant to a lease, sublease or other agreement (each, a “Real Property Lease”, which term shall for purposes of this Agreement, include the Headquarters Lease and Packaging Facility Lease).

“Liens” all mortgages, liens, pledges, security interests, charges, claims, leases, easements, covenants, rights of way, title defects, encroachments, adverse claims of ownership or use, encroachments and other survey defects, charges, options to purchase or lease or acquire any interest, conditional sales agreement, restrictions (whether on voting, sale, transfer, disposition or otherwise) and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any event, occurrence, circumstance, development, condition, fact, change or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition or results of operations of the Company or that materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, but shall exclude any event, occurrence, circumstance, development, condition, fact, change or effect resulting or arising from: (i) any change in any Laws or GAAP or any interpretation thereof, to the extent the Company is not disproportionately affected thereby relative to other Persons in the business in which the Company operates; (ii) any change in U.S. general economic conditions or economic, financial, market or political conditions, including interest rates, exchange rates, securities or commodity prices, in each case, to the extent the Company is not disproportionately affected thereby relative to other Persons in the business in which the Company operates; (iii) any change in the industries or markets in which the Company operates, but only (A) if such changes are not specifically related to the Company and (B) to the extent the Company is not disproportionately affected thereby relative to other Persons in the business in which the Company operates; (iv) the effect of any natural disaster, war, act of terrorism, civil unrest or similar event that does not disproportionately impact the Company relative to other Persons in the business in which the Company operates; (v) any action taken or any omission to act by the Company with the express written consent of the Purchaser.

“Net Working Capital” means the consolidated Current Assets of the Company as of the close of business on the Closing Date minus the consolidated Current Liabilities of the Company as of the close of business on the Closing Date, in each case without giving effect to the transaction contemplated by this Agreement.

“Permits” means any consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits or rights.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected and to the extent adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (iii) to the extent not waived by Sellers under the Headquarters Lease or Packaging Facility Lease, statutory Liens of landlords with respect to the Leased Real Property, (iv) Liens of mechanics, materialmen, repairmen, and warehousemen incurred in the ordinary course of business and not yet delinquent or being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP, (v) zoning, building, and other land-use laws regulating the use or occupancy of the Leased Real Property that are imposed by a governmental authority having jurisdiction over such Leased Real Property that, individually and in the aggregate, do not and would not materially detract from the value of the Leased Real Property and other property and assets of the Company or materially interfere with the use thereof as currently used, (vi) easements, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to the Leased Real Property incurred in the operation of the business of the Company that, individually and in the aggregate, do not and would not materially detract from the value of the Leased Real Property and other property and assets of the Company or materially interfere with the use thereof as currently used, (vi) Sellers’ mortgages on the Leased Real Property, if any (viii) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, not yet delinquent or being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP, (ix) non-exclusive licenses of Intellectual Property and (x) Liens set forth on the Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“reasonable efforts” means reasonable efforts which are commercially reasonable under the circumstances.

“Related Person” means, with respect to any individual, a member of such individual’s immediate family, which shall include such individual’s spouse, parents, children, siblings, aunts, uncles, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, and their respective descendants (whether lineal or adopted).

“Section 338(h)(10) Indemnification Amount” means the sum of (x) the Section 338(h)(10) Tax Liability plus (y) the gross-up amount that the Sellers would be required to receive so that after the payment of Taxes on the receipt of such amounts, the Sellers would receive a net amount equal to the Section 338(h)(10) Tax Liability; provided, that for purposes of determining the amount described in clause (y), the Sellers’ receipt of the sum of the amounts described in clauses (x) and (y) shall be treated as an adjustment to the proceeds received by the Sellers pursuant to ARTICLE II (The Closing; Purchase Price Adjustment) hereof.

“Section 338(h)(10) Tax Liability” means an amount equal to the excess, if any, of (x) the Sellers’ liability for Taxes resulting from the transactions pursuant to this Agreement if a Section 338(h)(10) Election is made over (y) the Sellers’ liability for Taxes resulting from the transactions pursuant to this Agreement if a Section 338(h)(10) Election is not made. The determination of such amount shall (i) take into account the character of the income or gain recognized, (ii) be calculated based upon the Sellers’ actual highest marginal combined federal, state, and local tax rates applicable to such income, assuming that each of the Sellers is an individual resident of East Moline, Illinois, which rates shall take into account the deductibility of state and local taxes, (iii) be calculated based upon the assumption that the Sellers’ aggregate tax basis in his or her Shares equals the Company’s aggregate tax basis in its assets, and (iv) be consistent with the ADSP Allocation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Net Working Capital” means $12,450,000.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Documents” means this Agreement, the Consulting Agreement, the Headquarters Lease, the Packaging Facility Lease, the Escrow Agreement and the other instruments and documents contemplated hereby and thereby.

“Transaction Expenses” means (i) the fees and expenses of legal counsel, investment bankers, accountants and other advisors (including any representatives of legal counsel, investment bankers, accountants or other advisors) incurred by the Company prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby and (ii) any change of control bonus, transaction bonus, discretionary bonus (including the bonus payable to John Mitchell as set forth on the Developments Schedule), “stay put” or other compensatory payments to be made to employees of the Company at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company or the Sellers, in each case that remain unpaid as of immediately prior to the Closing.

“Transfer Taxes” means transfer, documentary, sales, use or registration tax, stamp tax, stock transfer tax, excise tax or other similar tax imposed on the Company or the Sellers as a result of the transactions contemplated by this Agreement, and any penalties or interest with respect to such taxes.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

9.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(c) Successor Laws. Any reference to any particular Code section or any other Laws or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

9.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
ADSP	8.07(c)
ADSP Allocation	8.07(c)
Agreement	Preamble
Cap	7.02(a)
Closing	2.01
Closing Date	2.01
Closing Transactions	2.03
COBRA	4.15(d)
Code	4.15(a)
Company	Preamble
Company Adjustment Amount	2.04(f)
Company Contracts	4.09(a)
Company Intellectual Property	4.11
Confidential Information	6.04
Consulting Agreement	Recitals
Contest	8.04(a)
Disclosure Schedules	ARTICLE IV
Electronic Delivery	10.11

Term	Section
ERISA	4.15(a)
ERISA Affiliate	4.15(b)
Escrow Agent	2.03(a)
Escrow Agreement	2.03(a)
Escrow Amount	2.03(b)
Estimated Cash	2.04(a)
Estimated Indebtedness	2.04(a)
Estimated Net Working Capital	2.04(a)
Estimated Purchase Price	1.02(a)
Estimated Transaction Expenses	2.04(a)
Final Purchase Price	1.02(b)
Financial Statements	4.05(a)
Headquarters Landlord	Recitals
Headquarters Lease	Recitals
Indemnification Threshold	7.02(a)
Indemnitee	7.04
Indemnitor	7.04
Indemnity Escrow Account	2.03(b)
Indemnity Escrow Amount	2.03(b)
Insurance Policies	4.19
IRS	4.15(a)
Latest Balance Sheet	4.05(a)
Losses	7.02(a)
Material Customers	4.10(a)
Material Vendors	4.10(b)
Objection Notice	2.04(c)
Other Material	10.09
Packaging Facility Landlord	Recitals
Packaging Facility Lease	Recitals
Plans	4.15(a)
Post-Closing Taxes	8.02(b)
Pre-Closing Taxable Periods	8.01(b)
Pre-Closing Taxes	8.02(a)
Preliminary Statement	2.04(b)
Purchase Price Adjustment Escrow Account	2.03(a)
Purchase Price Adjustment Escrow Amount	2.03(a)
Purchase Price Adjustments	2.04(h)
Purchaser	Preamble
Purchaser Adjustment Amount	2.04(g)
Purchaser Indemnified Parties	7.02(a)
Purchaser Indemnified Party	7.02(a)
Representatives	6.04
Restricted Period	6.02
Reviewed Financial Statements	4.05(a)
S Corporation	4.08(l)
Schedule	ARTICLE IV

Term	Section
Section 338(h)(10) Election	8.07(a)
Sellers	Preamble
Sellers Indemnified Parties	7.03
Sellers Indemnified Party	7.03
Shares	Recitals
Straddle Period	8.05
Tax Indemnified Purchaser Parties	8.02(a)
Tax Indemnified Purchaser Party	8.02(a)
Tax Indemnified Sellers Parties	8.02(b)
Tax Indemnified Sellers Party	8.02(b)
Tax Loss	8.02(a)
Tax Losses	8.02(a)
Tax Sharing Agreements	4.08(h)
Transaction Price	1.02(a)
Valuation Firm	2.04(c)
WARN	4.21(b)

ARTICLE X

MISCELLANEOUS

10.01 Press Releases and Communications. Prior to Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein, or any other public announcement, shall be issued or made by any party hereto without the approval of the Purchaser and the Sellers, unless required by Laws (in the reasonable opinion of counsel) in which case the Purchaser and the Sellers shall have the right, to the extent practicable, to review and comment on such press release or announcement prior to publication and the parties hereto shall use reasonable efforts to incorporate such comments therein.

10.02 Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided that the Sellers shall bear all Transaction Expenses, which the Purchaser shall pay on behalf of the Sellers and/or the Company as provided in Section 2.03(e) (The Closing Transactions). Notwithstanding the foregoing, (i) the Purchaser shall pay any and all expenses relating to surveys and title insurance, (ii) the Purchaser and the Sellers shall each be responsible for 50% of the Transfer Taxes, and (iii) the Purchaser and the Sellers shall each be responsible for 50% of the fees and expenses of the Escrow Agent relating to the Escrow Agreement.

10.03 Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iii) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iv) one (1) Business Day after being sent by reputable overnight express courier (charges prepaid) or (v) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, requests, demands and communications to the parties shall be sent to the addresses indicated below:

Notices to the Purchaser:

The Hillman Group, Inc.

c/o The Hillman Companies, Inc.

10590 Hamilton Avenue

Cincinnati, OH 45231

Facsimile:        (513) 851-5531

Attention:        Max W. Hillman, Jr.

         James Waters

with a mandatory copy to (which shall not constitute

notice to the Purchaser):

Oak Hill Capital Management, LLC

65 East 55th Street, 32nd Floor

New York, NY 10022

Facsimile:      (212) 838-8411

Attention:      John R. Monsky

with a mandatory copy to (which shall not constitute

notice to the Purchaser):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Facsimile:      (212) 757-3990

Attention:      Angelo Bonvino, Esq.

Notices to the Sellers:

Thomas Rowe

1814 1st Avenue

P.O. Box 549

Rapids City, Illinois 61278

E-mail: Roweqc@gmail.com

with a mandatory copy to (which shall not constitute

notice to the Sellers):

Califf & Harper, P.C.

506 15th Street, Suite 600

Moline, Illinois 61265

Facsimile: (309) 764-7936

Attention: Harvey A. Levin

10.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement and any purported assignment or other transfer without such consent shall be void and unenforceable. Notwithstanding the foregoing, the Purchaser may assign all or any part of this Agreement (i) to an Affiliate of the Purchaser provided that the Purchaser remains liable for its obligations hereunder, (ii) to any financing source providing financing for the transactions contemplated hereby or (iii) after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of the Purchaser or the Company.

10.05 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or the Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Laws or breach of contract).

10.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.09 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties made by the Sellers in this Agreement, and in the Disclosure Schedules that accompany this Agreement, supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Purchaser (the “Other Material”), and the Purchaser shall not rely on any data contained in the Other Material for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant.

10.10 Third-Party Beneficiaries. Except as set forth in Sections 7.02 (Indemnification for the Benefit of the Purchaser), 7.03 (Indemnification by the Purchaser for the Benefit of the Sellers) and 8.02 (Tax Indemnification), or as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.11 Counterparts; Electronic Delivery. This Agreement, the other Transaction Documents and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.12 Governing Law. All issues and questions (including any claims) concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois; provided, however, that any dispute or controversy under Section 2.04 (Purchase Price Adjustments) shall be resolved in the manner described therein.

10.13 Jurisdiction; Service of Process. Any Action or proceeding (whether in tort, contract or otherwise) arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought or otherwise commenced exclusively in the federal and state courts located in Rock Island County, Illinois, and each of the parties (i) irrevocably submits to the exclusive jurisdiction of such courts in any such Action or proceeding, (ii) waives any objection it may now or hereafter have to venue or to convenience of forum, (iii) consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Illinois, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.03 (Notices) is reasonably calculated to give actual notice, (iv) agrees that all claims in respect of the Action or proceeding shall be heard and determined only in any such court and (v) agrees not to bring any Action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action or proceeding referred to in the first sentence of this Section 10.13 may be served on any party anywhere in the world.

10.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Purchaser:	THE HILLMAN GROUP, INC.

	By:	/s/ James P. Waters
	Name:	James P. Waters
	Its:	Vice President, Secretary, Treasurer and Chief Financial Officer

/s/ Thomas Rowe
Sellers:		THOMAS ROWE

/s/ Mary Jennifer Rowe
MARY JENNIFER ROWE

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

CONSULTING AGREEMENT

See attached.

EXHIBIT B

HEADQUARTERS LEASE

See attached.

EXHIBIT C

PACKAGING FACILITY LEASE

See attached.

EXHIBIT D

ESCROW AGREEMENT

See attached.

EXHIBIT E

BALANCE SHEET AND WORKING CAPITAL SCHEDULE RULES

1.	Cash shall be included as a Current Asset. Real Property taxes shall be included as a Current Liability.

2.	Sellers’ Estimated Transaction Expenses to extent accrued, but not paid shall be included as a Current Liability, but shall not be included in the Working Capital Schedule (being paid in accordance with Section 2.03(e) of the Agreement).

3.	Inventory shall be calculated in accordance with FIFO.